Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the inclusion of our report dated June 9, 2003, with respect to the financial statements and supplemental schedule of the REMEC, Inc. Profit Sharing 401(k) Plan, in this Annual Report (Form 11-K) for the year ended December 31, 2002.

/s/    ERNST & YOUNG LLP

ERNST & YOUNG LLP

San Diego, California

June 27, 2003